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Exhibit 21.1

Protection One, Inc.
Exhibit 21.1—SUBSIDIARIES
December 31, 2008

Entity	Jurisdiction
Protection One Alarm Monitoring, Inc.	Delaware
Network Multifamily Security Corporation	Delaware
Security Monitoring Services, Inc. (d/b/a, CMS)	Florida
Protection One Data Systems, Inc.	Delaware
Protection One Systems, Inc.	Delaware
Protection One Alarm Monitoring of Mass., Inc.	Massachusetts
Integrated Alarm Services Group, Inc.	Delaware
Integrated Alarm Services, Inc.	Delaware
Criticom International Corporation	New Jersey
Monital Signal Corporation	New Jersey
National Alarm Computer Center, Inc.	Delaware

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  Exhibit 21.1